EXHIBIT 99.1

Steel Partners Holdings Reports Second Quarter Financial Results and
Declares Quarterly Distribution on its Series A Preferred Units

Second Quarter 2022 Results

•Revenue totaled $441.4 million, an increase of 14.2% as compared to the same period in the prior year
•Net income was $92.1 million, an increase of 234.2% as compared to the same period in the prior year
•Net income attributable to common unitholders was $92.1 million, or $3.52 per diluted common unit
•Adjusted EBITDA* decreased to $59.0 million from $74.4 million for the same period in the prior year; Adjusted EBITDA margin* was 13.4%
•Net cash used in operating activities was $87.6 million
•Adjusted free cash flow* totaled $34.4 million
•Total debt at quarter-end was $176.4 million; net debt,* which includes, among other items, pension and preferred unit liabilities, and marketable securities and long term investment assets totaled $114.4 million

First Half 2022 Results

•Revenue totaled $847.2 million, an increase of 20.9%, as compared to the same period in the prior year
•Net income was $96.7 million, an increase of 19.5% as compared to the same period in the prior year
•Net income attributable to common unitholders was $96.6 million, or $3.82 per diluted common unit
•Adjusted EBITDA* decreased slightly to $123.6 million from $124.1 million for the same period in the prior year; Adjusted EBITDA margin* was 14.6%
•Net cash used in operating activities of continuing operations was $100.9 million
•Adjusted free cash flow* totaled $68.0 million

NEW YORK, N.Y., August 5, 2022 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the second quarter ended June 30, 2022.

Q2 2022	Q2 2021	($ in thousands)	YTD 2022	YTD 2021
$441,408	$386,433	Revenue	$847,153	$700,926
92,113	27,563	Net income	96,654	80,905
92,078	27,240	Net income attributable to common unitholders	96,643	80,191
59,048	74,364	Adjusted EBITDA*	123,618	124,140
13.4%	19.2%	Adjusted EBITDA margin*	14.6%	17.7%
10,724	9,024	Purchases of property, plant and equipment	18,470	13,925
34,378	48,520	Adjusted free cash flow*	68,001	53,993
*See reconciliations to the nearest GAAP measure included in the financial tables. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of these non-GAAP measures.

"During the first half of 2022, we have continued to execute our long term strategies," said Executive Chairman Warren Lichtenstein. "We have generated record revenue, reduced debt, and invested capital back into our businesses. Our focus on creating value for all our stakeholders is reflected in our strong results."

Proposed Merger with Steel Connect

On June 12, 2022, Steel Connect, Inc. ("Steel Connect"), the Company and SP Merger Sub, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), entered into an agreement and plan of merger (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Steel Connect (the "Merger"), with Steel Connect surviving the Merger as a wholly-owned subsidiary of the Company. The Merger Agreement provides that each share of Steel Connect's common stock issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares and shares owned by Steel Connect, the Company or any of their respective subsidiaries) will, subject to the terms and conditions set forth in the Merger Agreement, be converted into the right to receive (i) $1.35 in cash, without interest and (ii) one contingent value right to receive a pro rata share of the proceeds received by Steel Connect, the Company or any of their affiliates with respect to the sale, transfer or other disposition of all or any portion of the assets currently owned by ModusLink within two years of the Merger’s closing date, to the extent such proceeds exceed $80 million plus certain related costs and expenses. The Company and certain of its affiliates have also entered into a Voting and Support Agreement pursuant to which, among other things, they have agreed to vote all shares of common stock and Series C Preferred Stock beneficially owned by them in favor of the adoption of the Merger Agreement and the Merger and any alternative acquisition agreement approved by Steel Connect’s board of directors (acting on the recommendation of the STCN Special Committee).

The Merger Agreement includes a "go-shop" period, during which the Company could actively solicit and consider alternative acquisition proposals. The "go-shop" period expired at 11:59 p.m. Eastern time on July 12, 2022.

The closing of the Merger is conditioned upon receipt of approval of the Merger from (i) the holders of a majority in voting power of the outstanding shares of common stock and Series C Preferred Stock of Steel Connect (voting on an as converted to shares of common stock basis), voting together as a single class, (ii) a majority of the outstanding shares of common stock of Steel Connect not owned, directly or indirectly, by the Company and its affiliates and related parties, and any other officers or directors of Steel Connect and (iii) the holders of a majority of the outstanding shares of Series C Preferred Stock of Steel Connect, voting as a separate class, as well as other customary closing conditions. Accordingly, there can be no assurance that the Company will be able to complete the Merger on the expected timeline or at all.

Subject to the satisfaction of all of the conditions to closing, including the receipt of the Steel Connect stockholder approvals, the Merger is expected to close in the second half of 2022.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2022 and 2021 (unaudited)

(Dollar amounts in table and commentary in thousands, unless otherwise indicated)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$441,408	$386,433	$847,153	$700,926
Cost of goods sold	288,813	250,597	556,983	459,282
Selling, general and administrative expenses	100,841	74,588	186,965	143,388
Asset impairment charges	32	—	435	—
Interest expense	4,818	5,504	9,342	10,970
Realized and unrealized (gains) losses on securities, net	(1,515)	(4,470)	26,211	18,779
Gains from sales of businesses	(85,185)	—	(85,185)	(8,096)
All other expense (income), net*	4,315	206	6,320	(25,220)
Total costs and expenses	312,119	326,425	701,071	599,103
Income from operations before income taxes and equity method investments	129,289	60,008	146,082	101,823
Income tax provision	39,436	35,413	47,045	50,007
(Income) loss of associated companies, net of taxes	(2,260)	(2,840)	2,383	(28,961)
Net income	$92,113	$27,435	$96,654	$80,777
* includes finance interest, provision for (benefit from) loan losses, and other income from the consolidated statements of operations

Revenue

Revenue for the three months ended June 30, 2022 increased $54,975, or 14.2%, as compared to the same period last year, as a result of higher sales across all the reportable segments despite the divestiture of the SLPE business in April 2022. The increases were primarily due to: (1) $27,060 higher sales for the Building Materials business unit due primarily to the impact of favorable pricing; (2) $8,814 from the Financial Services segment primarily due to higher credit risk transfer and held for sale balances, as well as higher non-interest income related to increased volume as compared to the three months ended June 30, 2021; these increases were partially offset by lower non-interest income due to fewer warrant sales as compared to the three months ended June 30, 2021; and (3) $5,256 from the Energy segment primarily due to favorable pricing driven by higher demand from the energy sector as a result of higher energy prices.

Revenue for the six months ended June 30, 2022 increased $146,227, or 20.9%, as compared to the same period last year, as a result of higher sales across all the reportable segments despite the divestiture of the SLPE business in April 2022. The increases were primarily due to: (1) $70,741 higher sales for the Building Materials business unit primarily due to the impact of favorable pricing, and to a lesser extent increased demand for its roofing products; (2) $15,075 from the Financial Services segment primarily due to increased interest income on higher credit risk transfer balances, asset based lending and held for sale balances, as well as higher non-interest income related to increased volume; these increases were partially offset by lower non-interest income due to fewer warrant sales as compared to the six months ended June 30, 2021; (3) $14,687 higher sales for the Electrical Products business unit driven by higher demand from its aerospace & defense, oil & gas, and medical sectors, as well as favorable pricing, partially offset by the impact of divestiture of SLPE business from the Diversified Industrial segment; and (4) $11,487 from the Energy segment primarily due to favorable pricing and higher rig hours driven by higher demand from the energy sector as a result of higher energy prices.

Cost of Goods Sold

Cost of goods sold for the three months ended June 30, 2022 increased $38,216, or 15.2%, as compared to the same period last year, primarily driven by higher sales discussed above, as well as higher material and labor costs in the Diversified Industrial and Energy segments, partially offset by the impact of divestiture of the SLPE business.

Cost of goods sold for the six months ended June 30, 2022 increased $97,701, or 21.3%, as compared to the same period last year, due to increases in the Diversified Industrial and Energy segments. The increases in the Diversified Industrial and Energy segments in the six months ended June 30, 2022 were primarily due to the higher sales volume discussed above, partially offset by the impact of divestiture of SLPE business.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") for the three months ended June 30, 2022 increased $26,253, or 35.2%, as compared to the same period last year. The increase was primarily due to higher expenses from the Financial Services segment and, to a lesser extent, higher expenses for Corporate. SG&A expenses for the Financial Services segment increased approximately $14,100 primarily due to higher credit performance fees due to higher credit risk transfer ("CRT") balances as well as higher personnel costs. SG&A expenses for Corporate increased by approximately $10,400 primarily due to higher legal fees.

SG&A for the six months ended June 30, 2022 increased $43,577, or 30.4%, as compared to the same period last year. The increase was primarily driven by trends similar to the quarter ended June 30, 2022.

Asset Impairment Charges

The Company recorded an impairment charge of $435 for the six months ended June 30, 2022 for idle equipment associated with the Joining Materials business unit from the Diversified Industrial segment. There were no impairment charges for the respective periods of 2021.

Interest Expense

Interest expense for the three and six months ended June 30, 2022 decreased $686, or 12.5% and $1,628 or 14.8%, respectively, as compared to the same periods last year. The decreases were primarily due to lower average debt levels, as compared to the same periods of 2021.

Gains from sales of businesses

The Company recorded a pre-tax gain of $85,185 for the three and six months ended June 30, 2022, primarily related to the sale of the SLPE business from the Diversified Industrials segment. The sales price of SLPE was $144.5 million, subject to working capital adjustments.The Company recorded a pre-tax gain of $8,096 for the six months ended June 30, 2021 related to the divestiture of the Edge business from the Diversified Industrial segment.

Realized and Unrealized Losses on Securities, Net

The Company recorded gains of $1,515 for the three months ended June 30, 2022, as compared to gains of $4,470 in the same period of 2021. The Company recorded losses of $26,211 for the six months ended June 30, 2022, as compared to losses of $18,779 in the same period of 2021. These gains and losses were primarily due to unrealized gains and losses related to the mark-to-market adjustments on the Company's portfolio of securities in these periods.

All Other Expense (Income), Net

All other expense, net was $4,315 for the three months ended June 30, 2022, as compared to all other expense, net of $206 in the same period of 2021. All other expense (income), net for the three and six months ended June 30, 2022 was primarily due to net provisions for loan losses and finance interest. All other income, net for the six months ended June 30, 2021 was primarily due to (1) a $19,740 one-time dividend from Aerojet, (2) a pre-tax gain of $6,646 on the sale of an idle facility in the Joining Materials business.

Income Tax Provision

The Company recorded income tax provisions of $39,436 and $35,413 for the three months ended June 30, 2022 and 2021, respectively. The Company recorded income tax provisions of $47,045 and $50,007 for the six months ended June 30, 2022 and 2021, respectively. The Company's effective tax rate was 30.5% and 59.0% for the three months ended June 30, 2022 and 2021, respectively, and was 32.2% and 49.1% for the six months ended June 30, 2022 and 2021, respectively. The lower effective tax rate for the six months ended June 30, 2022 is primarily due to the change in U.S. income tax expense related to unrealized gains and losses on investment, and the net capital gain recognized as a result of the disposal of consolidated subsidiaries that took place during the quarter. As a limited partnership, the Company is generally not responsible for federal and state income taxes, and its profits and losses are passed directly to its limited partners for inclusion in their respective income tax returns. Provisions have been made for federal, state, local or foreign income taxes on the results of operations generated by our consolidated subsidiaries that are taxable entities. Significant differences between the statutory rate and the effective tax rate include partnership losses for which no tax benefit is recognized, tax expense related to unrealized gains and losses on investment, state taxes, changes in deferred tax valuation allowances and other permanent differences.

(Income) loss of Associated Companies, Net of Taxes

The Company recorded income of associated companies, net of taxes, of $2,260 and loss of associated companies, net of tax, of $2,383 for the three and six months ended June 30, 2022, respectively, as compared to income from associated companies, net of taxes, of $2,840 and $28,961 for the three and six months ended June 30, 2021, respectively. The fluctuations for these periods were primarily due to the changes in fair value of the Company's investment in Steel Connect.

Purchases of Property, Plant and Equipment (Capital Expenditures)

Capital expenditures for the three months ended June 30, 2022 totaled $10,724, or 2.4% of revenue, as compared to $9,024, or 2.3% of revenue, in the same period of 2021. Capital expenditure for the six months ended June 30, 2022 totaled $18,470, or 2.2% of revenue, as compared to $13,925, or 2.0% of revenue for the same period of 2021.

Additional Non-GAAP Financial Measures

Adjusted EBITDA was $59,048 for the three months ended June 30, 2022, as compared to $74,364 for the same period of 2021. Adjusted EBITDA decreased by $15,316 primarily due to decreases in the Financial Service segment due to higher loan loss provisions and higher credit performance fees as a result of higher credit risk transfer balances as well as higher personnel costs and in the Corporate driven by higher legal fees, partially offset by increase from the Energy segment primarily driven by strong sales performance. For the three months ended June 30, 2022, adjusted free cash flow was $34,378 as compared to $48,520 for the same period in 2021. Adjusted free cash flow decreased by $14,142 primarily due to lower EBITDA performance, partially offset by improved management of working capital.

Adjusted EBITDA was $123,618 for the six months ended June 30, 2022, as compared to $124,140 for the same period of 2021. Adjusted EBITDA decreased by $522 primarily due to decreases in the Financial Service segment due to higher loan loss provisions and higher credit performance fees as a result of higher credit risk transfer balances as well as higher personnel costs and in the Corporate driven by higher legal fees, partially offset by increases from the Diversified Industrial and Energy segments primarily driven by strong sales performance. For the six months ended June 30, 2022, adjusted free cash flow was $68,001 as compared to $53,993 for the same period in 2021. Adjusted free cash flow increased by $14,008 primarily due to improved management of working capital.

Liquidity and Capital Resources

As of June 30, 2022, the Company had approximately $415,000 in availability under its senior credit agreement, as well as $30,655 in cash and cash equivalents, excluding WebBank cash, and approximately $257,069 in long-term investments (including marketable securities).

As of June 30, 2022, total debt was $176,420, a decrease of approximately $94,601, as compared to December 31, 2021. As of June 30, 2022, net debt totaled $114,390, a decrease of approximately $110,723, primarily driven by payments on Company's senior credit facility using proceeds from the sale of SLPE. Total leverage (as defined in the Company's senior credit agreement) was approximately 1.1x as of June 30, 2022 as compared to approximately 1.6x as of December 31, 2021.

Quarterly Cash Distribution on Series A Preferred Units

On August 5, 2022, the Company's board of directors declared a regular quarterly cash distribution of $0.375 per unit, payable September 15, 2022, to unitholders of record as of September 1, 2022, on its 6% Series A Preferred Units, no par value ("Series A Preferred").

Any future determination to declare distributions on its units of Series A Preferred, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Steel Partners' board of directors and will be dependent upon a number of factors, including the Company's results of operations, cash flows, financial position, and capital requirements, among others.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports. At Steel Partners, our culture and core values of Teamwork, Respect, Integrity, and Commitment guide our Kids First purpose, which is to forge a path of success for the next generation by instilling values, building character, and teaching life lessons through sports.

(Financial Tables Follow)

Consolidated Balance Sheets (unaudited)

(in thousands, except common units)	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$201,623	$325,363
Trade and other receivables - net of allowance for doubtful accounts of $3,014 and $3,510, respectively	215,527	193,976
Receivables from related parties	1,942	2,944
Loans receivable, including loans held for sale of $385,964 and $198,632, respectively, net	793,291	529,529
Inventories, net	212,651	184,271
Prepaid expenses and other current assets	50,479	48,019
Total current assets	1,475,513	1,284,102
Long-term loans receivable, net	443,489	511,444
Goodwill	122,844	148,018
Other intangible assets, net	100,291	119,830
Other non-current assets	188,512	79,143
Property, plant and equipment, net	228,574	234,976
Operating lease right-of-use assets	35,663	36,636
Long-term investments	257,069	261,080
Total Assets	$2,851,955	$2,675,229
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$142,243	$123,282
Accrued liabilities	109,069	86,848
Deposits	843,664	447,152
Payables to related parties	2,078	1,885
Short-term debt	200	100
Current portion of long-term debt	1,020	1,071
Other current liabilities	71,580	54,674
Total current liabilities	1,169,854	715,012
Long-term deposits	341,843	377,735
Long-term debt	175,200	269,850
Other borrowings	118,934	333,963
Preferred unit liability	150,899	149,570
Accrued pension liabilities	74,795	82,376
Deferred tax liabilities	28,583	13,674
Long-term operating lease liabilities	27,915	27,511
Other non-current liabilities	40,422	36,490
Total Liabilities	2,128,445	2,006,181
Commitments and Contingencies
Capital:
Partners' capital common units: 21,917,246 and 21,018,009 issued and outstanding (after deducting 17,579,619 and 16,810,932 units held in treasury, at cost of $295,701 and $264,284), respectively	856,908	795,140
Accumulated other comprehensive loss	(134,456)	(131,803)
Total Partners' Capital	722,452	663,337
Noncontrolling interests in consolidated entities	1,058	5,711
Total Capital	723,510	669,048
Total Liabilities and Capital	$2,851,955	$2,675,229

Consolidated Statements of Operations (unaudited)

(in thousands, except common units and per common unit data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Diversified Industrial net sales	$346,664	$305,759	$673,913	$554,248
Energy net revenue	47,024	41,768	85,341	73,854
Financial Services revenue	47,720	38,906	87,899	72,824
Total revenue	441,408	386,433	847,153	700,926
Costs and expenses:
Cost of goods sold	288,813	250,597	556,983	459,282
Selling, general and administrative expenses	100,841	74,588	186,965	143,388
Asset impairment charges	32	—	435	—
Finance interest expense	1,672	2,627	2,836	4,859
Provision for (benefit from) loan losses	3,883	(1,567)	5,165	(2,282)
Gains from sales of businesses	(85,185)	—	(85,185)	(8,096)
Interest expense	4,818	5,504	9,342	10,970
Realized and unrealized (gains) losses on securities, net	(1,515)	(4,470)	26,211	18,779
Other income, net	(1,240)	(854)	(1,681)	(27,797)
Total costs and expenses	312,119	326,425	701,071	599,103
Income from operations before income taxes and equity method investments	129,289	60,008	146,082	101,823
Income tax provision	39,436	35,413	47,045	50,007
(Income) loss of associated companies, net of taxes	(2,260)	(2,840)	2,383	(28,961)
Net income from continuing operations	92,113	27,435	96,654	80,777
Discontinued operations
Net gain from discontinued operations, net of taxes	—	128	—	128
Net income	92,113	27,563	96,654	80,905
Net income attributable to noncontrolling interests in consolidated entities	(35)	(323)	(11)	(714)
Net income attributable to common unitholders	$92,078	$27,240	$96,643	$80,191
Net income per common unit - basic
Net income from continuing operations	$4.03	$1.24	$4.29	$3.60
Net income from discontinued operations	—	0.01	—	0.01
Net income attributable to common unitholders	$4.03	$1.25	$4.29	$3.61
Net income per common unit - diluted
Net income from continuing operations	$3.52	$1.02	$3.82	$2.67
Net income from discontinued operations	—	0.01	—	0.01
Net income attributable to common unitholders	$3.52	$1.03	$3.82	$2.68
Weighted-average number of common units outstanding - basic	22,846,677	21,829,714	22,529,635	22,222,557
Weighted-average number of common units outstanding - diluted	27,061,579	29,561,237	26,931,547	32,243,510

Supplemental Balance Sheet Data (June 30, 2022 unaudited)

(in thousands, except common and preferred units)	June 30,	December 31,
	2022	2021
Cash and cash equivalents	$201,623	$325,363
WebBank cash and cash equivalents	170,968	308,589
Cash and cash equivalents, excluding WebBank	$30,655	$16,774
Common units outstanding	21,917,246	21,018,009
Preferred units outstanding	6,422,128	6,422,128

Supplemental Non-GAAP Disclosures (unaudited)

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income from continuing operations	$92,113	$27,435	$96,654	$80,777
Income tax provision	39,436	35,413	47,045	50,007
Income from continuing operations before income taxes	131,549	62,848	143,699	130,784
Add (Deduct):
(Income) loss of associated companies, net of taxes	(2,260)	(2,840)	2,383	(28,961)
Realized and unrealized (gains) losses on securities, net	(1,515)	(4,470)	26,211	18,779
Interest expense	4,818	5,504	9,342	10,970
Depreciation	9,619	10,462	19,518	20,823
Amortization	3,729	4,608	7,993	9,376
Non-cash asset impairment charges	32	—	435	—
Non-cash pension expense	(1,705)	(1,501)	(3,606)	(3,001)
Non-cash equity-based compensation	354	354	473	717
Gains from sales of businesses	(85,185)	—	(85,185)	(8,096)
Other items, net	(388)	(601)	2,355	(27,251)
Adjusted EBITDA	$59,048	$74,364	$123,618	$124,140

Total revenue	$441,408	$386,433	$847,153	$700,926
Adjusted EBITDA margin	13.4%	19.2%	14.6%	17.7%

Net Debt Reconciliation:

(in thousands)	June 30,	December 31,
	2022	2021
Total debt	$176,420	$271,021
Accrued pension liabilities	74,795	82,376
Preferred unit liability	150,899	149,570
Cash and cash equivalents, excluding WebBank	(30,655)	(16,774)
Long-term investments	(257,069)	(261,080)
Net debt	$114,390	$225,113

Adjusted Free Cash Flow Reconciliation:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash (used in) provided by operating activities	$(87,551)	$7,768	$(100,861)	$14,997
Purchases of property, plant and equipment	(10,724)	(9,024)	(18,470)	(13,925)
Net increase in loans held for sale	132,653	49,776	187,332	52,921
Adjusted free cash flow	$34,378	$48,520	$68,001	$53,993

Segment Results (unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Diversified Industrial	$346,664	$305,759	$673,913	$554,248
Energy	47,024	41,768	85,341	73,854
Financial Services	47,720	38,906	87,899	72,824
Total revenue	$441,408	$386,433	$847,153	$700,926

Income (loss) from continuing operations before interest expense and income taxes:
Diversified Industrial	$121,952	$35,832	$156,034	$63,536
Energy	3,677	3,644	7,629	6,461
Financial Services	13,709	23,718	27,636	44,167
Corporate and other	(2,971)	5,158	(38,258)	27,590
Income from continuing operations before interest expense and income taxes	136,367	68,352	153,041	141,754
Interest expense	4,818	5,504	9,342	10,970
Income tax provision	39,436	35,413	47,045	50,007
Net income from continuing operations	$92,113	$27,435	$96,654	$80,777

Loss (income) of associated companies, net of taxes:
Corporate and other	$(2,260)	$(2,840)	$2,383	$(28,961)
Total	$(2,260)	$(2,840)	$2,383	$(28,961)

Segment depreciation and amortization:
Diversified Industrial	$10,392	$11,843	$21,753	$23,815
Energy	2,643	3,066	5,164	6,060
Financial Services	133	121	261	245
Corporate and other	180	40	333	79
Total depreciation and amortization	$13,348	$15,070	$27,511	$30,199

Segment Adjusted EBITDA:
Diversified Industrial	$44,413	$47,535	$91,977	$72,345
Energy	7,046	5,779	12,665	11,027
Financial Services	13,471	23,561	27,199	43,901
Corporate and other	(5,882)	(2,511)	(8,223)	(3,133)
Total Adjusted EBITDA	$59,048	$74,364	$123,618	$124,140

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the SEC, including "Adjusted EBITDA," "Net Debt" and "Adjusted Free Cash Flow." The Company is presenting these non-GAAP financial measurements because it believes that these measures provide useful information to investors about the Company's business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on securities, and excludes certain non-recurring and non-cash items. The Company defines Net Debt as the sum of total debt, accrued pension liabilities and preferred unit liability, less the sum of cash and cash equivalents (excluding those used in WebBank's banking operations), and long-term investments. The Company defines Adjusted Free Cash Flow as net cash provided by or used in operating activities of continuing operations less the sum of purchases of property, plant and equipment, and net increases or decreases in loans held for sale. The Company believes these measures are useful to investors because they are measures used by the Company's Board of Directors and management to evaluate its ongoing business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as internal profitability measures, as components in assessing liquidity and evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as elements in determining executive compensation.

However, the measures are not measures of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from these measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measurements should not be considered substitutes for net income or loss, total debt, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;
•Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;
•Adjusted EBITDA does not reflect the Company's interest expense;
•Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;
•Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;
•Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation;
•Adjusted EBITDA does not include amounts related to noncontrolling interests in consolidated entities;
•Adjusted EBITDA does not include certain other non-recurring and non-cash items; and
•Adjusted EBITDA does not include the Company's discontinued operations.

In addition, Net Debt assumes the Company's cash and cash equivalents (excluding those used in WebBank's banking operations), marketable securities and long-term investments are immediately convertible in cash and can be used to reduce outstanding debt without restriction at their recorded fair value, while Adjusted Free Cash Flow excludes net increases or decreases in loans held for sale, which can vary significantly from period-to-period since these loans are typically sold after origination and thus represent a significant component in WebBank's operating cash flow requirements.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and using these measures only as supplemental information. The Company believes that consideration of Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow, together with a careful review of its U.S. GAAP financial measures, is a well-informed method of analyzing SPLP. Because Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow are not measurements determined in accordance with U.S. GAAP and are susceptible to varying calculations, Adjusted EBITDA, Net Debt and Adjusted Free Cash Flow, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions. These forward-

looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2022 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: the continued volatility of crude oil and commodity prices; the Company’s subsidiaries’ sponsor defined pension plans, which could subject the Company to substantial future cash flow requirements; significant costs as a result of complying with legal and regulatory requirements, including environmental laws and regulations, restrictions on greenhouse gas emissions, banking regulations and other extensive requirements to which the Company and its businesses are subject; risks associated with the Company’s wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation ("FDIC") status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's acquisitions; the impact of losses in the Company's investment portfolio; the effects of rising interest rates on the Company's investments; the Company’s ability to protect its intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; the Company’s exposure to risks inherent to conducting business outside of the U.S.; the impact of any changes in U.S. trade policies; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, the Company’s technology systems or protection of personal data; labor disputes or disruptions, as a result of vaccination policies or otherwise; economic downturns; the loss of any significant customer contracts; the material weakness identified in the Company’s internal control over financial reporting; the adverse effect of the ongoing COVID-19 pandemic on business, results of operations, financial condition, and cash flows; the rights of unitholders with respect to voting and maintaining actions against the Company or its affiliates; potential conflicts of interest arising from certain interlocking relationships amount us and affiliates of the Company’s Executive Chairman; the Company’s dependence on the Manager and impact of the management fee on the Company’s total partners’ capital; the impact to the development of an active market for the Company’s units due to transfer restrictions in the Company's partnership agreement; the Company’s tax treatment and its subsidiaries’ ability to fully utilize their tax benefits; the loss of essential employees; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com